Exhibit 99.6

GROUPE EUROTUNNEL S.A.

Public Limited company (société anonyme) with a share capital of €225,000
Registered office: 19 boulevard Malesherbes—75008 PARIS
483 385 142 RCS PARIS

BY-LAWS

Updated on 9 March 2007
By the Chairman and Chief Executive Officer

SECTION I—COMPANY NAME—REGISTERED OFFICE—TERM OF INCORPORATION

Article 1—Form

The company is a public limited company (société anonyme) governed by the laws and regulations currently in force and applicable to public limited companies in France and by these by-laws (hereafter referred to as the Company).

Article 2—Object

The object of the Company is:

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acquiring interests by way of purchase, subscription, transfer or exchange of corporate rights, shares, partnership interests or otherwise, with any co-contracting party whether French or foreign, in any company whose object is directly or indirectly to operate the tunnel under the Channel between France and Great Britain and all of the other fixed links;

—
participation, in any manner whatsoever, directly or indirectly, in any operations connected with its corporate objects by means of incorporation of new companies, transfer, subscription or purchase of securities or corporate rights, merger or otherwise, creation, acquisition, leasing, lease management of all businesses or establishments; taking, acquisition, exploitation or sale of all procedures and patents relating to its activities and in particular all activities of transport;

—
and generally, all industrial, commercial, financial, civil, personal or real property transactions, directly or indirectly related to any of the above-mentioned objects or any similar or connected objects.

Article 3—Company name

The name of the Company is: "GROUPE EUROTUNNEL S.A."

All the instruments and documents produced by the Company must refer to the company name, preceded or immediately followed by the words "société anonyme" or the initials "S.A." with a reference to the amount of its share capital.

Article 4—Registered office

1°—The registered office is at: 19 Boulevard Malesherbes—75008 Paris

2°- The registered office may be transferred to any other place in the same Département or any adjacent Département by decision of the Board of Directors, subject to ratification of such decision during the next shareholders' ordinary general meeting, or to any other place pursuant to a decision of the shareholders' extraordinary general meeting, subject to applicable laws.

3°—The board of directors may establish administrative offices, branches, offices and agencies in France and overseas which may then be transferred or closed as it deems fit.

Article 5—Term of incorporation

The Company is incorporated for a term of 99 complete and consecutive years, as from the date of its registration with the commercial and companies Registry (Registre du commerce et des sociétés), unless the Company is wound-up or its term is prolonged, as provided in these by-laws.

SECTION II—SHARE CAPITAL—SHARES—PREFERENCE SHARES

Article 6—Share Capital

The share capital of the Company is set at an amount of two hundred and twenty five thousand euros (€225,000).

It is divided into 22,500,000 ordinary shares with a nominal value of €0.01 each, hereafter referred to as the A Shares, all fully paid-up.

A class B preferred share, fully paid up with a nominal value of €0.01, hereafter referred to as the B Share may be issued.

For the purposes of these by-laws, any reference to the expression "shares" shall mean, by default, the A Shares and the expression "shareholder" shall only refer to holders of the A shares.

Article 7—Modifications to share capital

1°—The share capital may be increased in any manner and subject to any terms provided by law.

The extraordinary general meeting alone has power to decide, based on the report of the board of directors, to increase the share capital immediately or in the future. It may delegate this power to the board of directors in accordance with the terms of article L. 225-129-2 of the French Commercial Code.

The shareholders shall, in proportion to the amount of shares they hold, have a preferential right to subscribe in cash for shares issued for the purpose of a share capital increase, which may be waived by each individual shareholder. If the shareholders' general meeting or the board of directors, upon delegation of power by the shareholders' general meeting, expressly decides, the shareholders shall also have a right of subscription for excess shares (à titre réductible). The shareholders' general meeting which decides or authorises an increase in share capital may cancel preferential subscription rights with respect to the whole of the share capital increase or one or more tranches of such increase.

The right to allocation of new shares following incorporation into the share capital of reserves, profits or issue premiums, shall belong to the bare owner (nu-propriétaire), subject to the rights of the usufruct holder (l'usufruitier).

2°—Any share capital reduction shall be authorised or decided by the extraordinary general meeting and shall not under any circumstances prejudice the principle of equality between shareholders.

Any reduction in share capital to an amount below the legal minimum may only be authorised, subject to the condition precedent of an increase in share capital for the purpose of restoring the share capital to at least the legal minimum, unless the Company is transformed into another form of company which does not require a greater amount of share capital than the amount of the share capital following such reduction.

If the above provision is not complied with, any interested party may petition the court to wind up the Company. Such winding up may not be pronounced if, on the date of the Court hearing on the merits of the case, the situation has been put in order.

3°—The share capital may be redeemed in accordance with articles L. 225-198 et seq. of the French Commercial Code.

4°- The Company may issue preferred shares, with or without voting rights, with rights of any kind whether temporary or permanent attached, in accordance with applicable law and regulations.

Article 8—Payment for shares

1°—Unless otherwise provided by law, shares subscribed for in cash must be paid up at the time of subscription, in an amount equal to at least one quarter of their nominal value and, if applicable, the whole of the issue premium.

The surplus must be paid-up, on one or more occasions, when calls are made by the board of directors, within a period of five years as from the date the Company is registered with the Commercial and Companies Registry with respect to the initial share capital and within the period laid down by applicable law and regulations as from the date the share capital increase has become final. Calls for funds are brought to the attention of shareholders at least 15 days prior to the date set for each payment, either by registered letter requiring acknowledgement of receipt sent to each shareholder, or by notice published in a legal announcements newspaper in the place of the registered office.

2°—If the shares are not paid up by the expiry of the period set by the board of directors, the amounts owed shall, automatically and without the need to petition the court or issue a formal letter of demand, bear default interest, calculated on a daily basis as from the due date, at the legal interest rate plus two basis points.

If the amounts due on any shares have not been paid-up within the period fixed at the time of the call for funds, such shares shall no longer confer the right to attend or vote at shareholders' general meetings and shall not be taken into account for calculating the quorum, as from the date falling one month after a special, individually addressed formal letter of demand is sent by the Company, by registered letter requiring acknowledgement of receipt, to the defaulting shareholder. The right to dividends and preferential subscription rights shall be suspended.

If the shareholder pays up all sums due in principal and interest, he may request payment of the dividends in respect of which the prescription period has not expired; however he may not bring any action based on preferential subscription rights with respect to share capital increases after expiry of the period for the exercise of such right.

On expiry of a period of 30 days as from the date of the formal letter of demand referred to above, if the shareholder has not paid the sums remaining due on his shares, the Company may proceed with the sale of such shares. For this purpose the Company shall:

—publish the number of shares for sale in one of the legal announcements newspapers in the Département where the registered office is situated;

—notify the debtor and, if applicable, the subscriber and successive transferees of the sale by registered letter giving details of the date and number of the newspaper in which the publication was made.

It is provided that the sale may not take place less than 15 days after delivery of the second registered letter referred to above and therefore in total no less than 45 days after the formal letter of demand is sent to the defaulting shareholder.

Nothing at that time may prevent the sale, which shall be carried out in accordance with applicable laws, without the need for any judicial authorisation, by public auction through an investment services intermediary or a notary, or on the stock exchange as from the date of admission of the Company's shares to trading on a regulated market. In the case of a sale of shares which are not paid-up, the entry in the Company's books with respect to the defaulting shareholder shall be cancelled as of right; the purchaser shall be entered in the Company's books and may request delivery of a certificate of title showing the amounts that have been paid-up with respect to calls on the share; the proceeds of sale of the shares shall be paid to the Company in an amount equal to the amount due in principal and interest from the defaulting shareholder and in repayment of the expenses which it has incurred in making the sale; the defaulting shareholder shall remain debtor or creditor of the difference. If the shareholder remains in debt, proceedings may be brought against him for a period of 10 years; as from the date of the transfer of title, the debtor shall enjoy all rights attached to the share and shall be obliged to make any additional payments that have not yet been called.

The Company may also bring an action in personam against the defaulting shareholder and, if applicable, against previous owners of non-paid-up shares, either before or after the sale or concurrently.

Article 9—Form of the shares

1°—The shares of the Company are in registered form. The shares are evidenced by an entry in an account opened by the Company in the name of the shareholder under the terms and conditions provided by applicable laws and regulations.

2°—As from the date of admission of the Company's shares to trading on a regulated market, the shares shall be in registered or bearer form at the choice of the shareholder, subject to applicable laws and regulations.

3°—The B Share is in registered form.

Article 10—Transfer of A Shares and the B Share

1°—Title to a share results from an individual account entry made in the name of the holder or holders under and in accordance with the conditions and procedures prescribed by applicable laws and regulations. Transfers of shares, like all other transferable securities issued by the Company, are valid as regards the Company and third parties if made by a share transfer form signed by the seller or his agent and by the transferee if the shares are not fully paid up. Unless the parties have agreed otherwise, the share transfer form is registered on the day of receipt in a chronologically entered, serial numbered and initialed register known as the "register of share transfers".

2°—As from the date of admission of the Company's shares to trading on a regulated market, transfers of shares, like all other transferable securities issued by the Company are made by inter-account transfer under the conditions prescribed by applicable laws and regulations.

3°—A Shares are freely negotiable. The B Share is non-transferable.

4°—Heirs, representatives, successors or creditors of shareholders may not, for whatever reason, demand the affixing of seals on the Company's assets or documents, or demand that they be shared or sold by auction, nor involve themselves in any way in the Company's management; in order to exercise their rights, they must refer to the Company's inventories and decisions of the shareholders in general meeting.

Article 11—Rights of shareholders

1°—Rights of the holders of A Shares

Each A Share gives the right, in the ownership of the company's assets, in the sharing of profits and liquidation dividend, to a share in proportion to the fraction of the share capital that it represents. Each A Share also gives the right to vote and be represented at general meetings and the right to be informed about the performance of the Company and to obtain certain corporate documents at such times and under the conditions provided by law and the by-laws.

As from the date of admission of the Company's shares to trading on a regulated market, a double voting right compared to the right conferred on other A Shares, by reference to the fraction of share capital they represent is attributed, under the conditions provided by applicable law and regulations, to all fully paid-up A Shares which can be shown to have been held by the same shareholder in registered form for two years (such two year-period running from the date of admission of the Company's shares to trading on a regulated market).

In the event of a share capital increase by incorporation of reserves, profits or share premiums, such double voting right is conferred, as from their date of issue, on A Shares in registered form issued to a shareholder for free by virtue of the existing A Shares from which he derived this right.

A merger or demerger of the Company shall have no effect on the double voting right that may be exercised at shareholders meetings of the surviving companies, if the by-laws of such companies provide in that way.

Any A Share converted into bearer form or which is transferred shall lose the double voting right conferred on it as described in the preceding paragraphs. However the double voting right is not lost and the time proceeds are not affected by a transfer by inheritance, liquidation of assets held jointly by spouses or inter vivos gifts in favour of a spouse or relative entitled to inherit.

Shareholders are only liable for the Company's debts up to the amount of their contribution to the share capital. Rights and obligations attached to shares remain with them whoever is holding the share.

Ownership of a share automatically implies acceptance of the terms of the by-laws of the Company and of the decisions of shareholders in general meeting and of the Board of Directors.

Unless otherwise provided by law, whenever it is necessary to own more than one old share to exercise a right, or in the event of an exchange or allocation of shares resulting from an operation such as: a share capital reduction, increase in share capital by incorporation of reserves, consolidation or splitting of shares, merger, etc. giving rights to a new share against the delivery of several old shares, all the single shares or numbers of shares less than the required number shall not give their holders any rights against the Company, and such shareholders shall be responsible for consolidating and, if applicable, purchasing or selling the required number of shares.

2° Rights of the holder of the B Share

No specific economic rights are attached to the B Share. Therefore the B Share gives the right to a share, in the ownership of the company's assets, in the sharing of profits and liquidation dividend, in proportion to the fraction of the share capital that it represents.

The other rights attached to the B Share being temporary, are set forth in Section IX of these by-laws.

Article 12—Indivisibility of shares—Bare ownership (Nue propriété)—usufruct (Usufruit).

1°—Title to the shares is indivisible as regards the Company.

Joint owners (indivis) of shares shall be represented by one of such owners at general meetings, or by a single proxy. If no agreement can be reached, the proxy shall be appointed by court order, at the request of the first of the joint owners to act.

2°—The right to vote attached to a share belongs to its beneficial owner at ordinary general meetings and to the legal owner of the share at extraordinary general meetings. However, shareholders may agree amongst themselves any other division of voting rights at general meetings. Notice shall be given by letter of any such agreement to the Company and the Company shall be obliged to comply with the terms of such agreement at all general meetings held after a period of one (1) month following the date of posting of the letter.

The right to vote is exercised by the owner of any shares which have been pledged as security.

Non-pecuniary rights attached to transferable securities registered in joint names are exercised by one or other of the co-owners under the terms and conditions set forth in the contract signed on opening of their account.

Article 13—Bonds—Transferable securities

1°—The Company may, in compliance with applicable laws and regulations, contract borrowings by issuing bonds, with or without granting security or pledges over the Company's movable assets and with or without mortgages over its registered real properties.

2°- The Company may also, in compliance with applicable laws and regulations, issue any transferable securities giving access to share capital or giving a right to allocation of debt securities.

3°- The rules applicable to the form of bonds shall be the same at the rules applicable to shares.

Article 14—Identity of shareholders

As from the date of admission of the Company's shares to trading on a regulated market, the Company has the right to request the company in charge of the compensation of securities for information relating to the identification of their shareholders as provided by applicable laws and regulations (articles L. 228-2 et seq. of the French Commercial Code) as follows: their name or in the case of legal entities their company name, nationality, address, number of shares held by each of them, any restrictions affecting such shares, the year of birth of the holder, or in the case of a legal entity, the date of its incorporation.

SECTION III—ADMINISTRATION OF THE COMPANY

Article 15—Board of Directors

1°—The Company is managed by a board of directors with a minimum of 3 and a maximum of 11 members. As from the date of issue of the B Share, the Company shall be managed by a board of directors with a minimum of 8 and a maximum of 11 members of which four directors shall be put forward for appointment by the holder of the B Share.

Whilst the Company is in existence, directors shall be appointed, reappointed or dismissed by the ordinary general meeting.

2°—Directors may be natural persons or legal entities. Legal entity directors must, at the time of their appointment, appoint a standing representative who shall be subject to the same conditions and obligations, and incur the same liabilities as a natural person director, without prejudice to the joint liability of the legal entity he represents.

3°—An employee of the Company may not be appointed director unless his employment contract relates to a real position; he shall not lose the benefit of this contract. The number of directors bound by an employment contract with the Company may not exceed one third of the members of the Board of Directors.

Article 16—Directors' shares

1°—Each director must, throughout his term of office, own at least 1,000 shares.

2°—If, on the date of his appointment, a director is not, or if, during his term of office, he ceases to be owner of the required number of shares, he is deemed to resign automatically if the situation has not been put in order within a period of three (3) months.

Article 17—Term of office of directors

1°—The term of office of directors is three (3) years. It shall expire at the end of the ordinary general meeting convened to vote on the accounts for the financial year which has just ended, and held in the year in which their appointment expires.

2°—A director whose term of office has expired may be reappointed. As an exception to the above provisions, the number of directors who are natural persons and permanent representatives of legal entities aged over 75 years may not, at the end of each annual ordinary general meeting convened to vote on the Company's accounts, exceed one third (rounded up, if applicable, to the next whole number) of the directors in office, the oldest relevant director being deemed automatically to resign.

Article 18—Cooptation of directors

If a seat of one or more directors falls vacant, the board of directors may make provisional appointments of directors between general meetings, under the conditions provided by article L.225-24 of the French Commercial Code. A director appointed to replace another shall perform his duties for the time remaining until the end of his predecessor's term of office.

Article 19—Board procedures

1°—The board of directors shall appoint a chairman from amongst its members who shall perform his duties throughout the term of his office as a director, unless the board sets a shorter period. The chairman must be a natural person.

The chairman of the board of directors represents the board of directors. He manages and organises its work on which he reports to the shareholders' general meeting. He supervises the proper operation of the Company's representative bodies and ensures in particular that the directors are in a position to fulfill their duties.

The age limit for acting as chairman of the board of directors is 70. The duties of the chairman shall cease on the date of the ordinary general meeting held to vote on the accounts of the financial year in which the age limit is reached. However, the board of directors may keep the chairman in office or reappoint him for up to five new annual periods.

2°—If the chairman is temporarily prevented from acting or dies, the board of directors may delegate the chairman's duties to a director. In the case of a temporary hitch, the delegation shall be for a limited period. Such period is renewable. In the case of death, the appointment shall be valid until the election of a new chairman.

3°—If the chairman or the director appointed if necessary, to replace him, is absent at a meeting, the board of directors shall appoint any of the directors who are present to chair the meeting.

4°—The board of directors may also appoint a secretary chosen from outside the shareholders.

5°—The chairman and secretary are always eligible for reappointment.

6°—The board of directors decides the chairman's remuneration.

Article 20—Board of directors meetings

1°—The board of directors meets as often as the Company's interests require, and at least three times per year, on convocation by the chairman or the director appointed, to replace the chairman, either at the registered office or in any other place designated by the person convening the meeting. However, a number of directors constituting at least one third of the members of the board of directors, may request the chairman to convene a board meeting on a given agenda if the board has not met for over two months. The chief executive officer may also request the chairman to convene a board meeting on a given agenda. If the chairman fails to act, a number of directors constituting at least one third of the members of the board, or the chief executive officer, if applicable, shall have power to convene the meeting and set the agenda.

2°—A register of attendance is kept which is signed by all of the directors attending the meeting either in person or by proxy and which lists the names of the directors deemed present within the meaning of article L. 225-37 of the French Commercial Code.

3°—Board meetings are held in French with a free translation into English. Documents delivered to directors for board meetings as well as the minutes of the meetings are prepared in French, with a free translation into English.

4°—Any director may give power, in writing, to one of his colleagues to represent him at a board meeting, however each director may only represent one of his colleagues.

5°—The effective presence of at least half of the directors in office is required for decisions validly to be made. Except for those decisions made pursuant to article 37-2 below, decisions are taken by majority vote of the board members who are present or represented. In the case of a split decision, the chairman shall have a deciding vote. If the internal rules so provide, directors participating in the board meeting by video conference or other means of telecommunication enabling them to be identified and guaranteeing their effective participation in accordance with applicable laws and regulations, are deemed to be present within the meaning of article L.225-37 of the French Commercial Code for the purposes of calculating quorum and majority. This provision does not apply in relation to the adoption of decisions referred to in articles L. 232-1 and L. 233-16 of the French Commercial Code.

6°—Listing in the board minutes of each board meeting and in the extract delivered therefrom, of the names of directors who were present, represented, excused or absent, is valid evidence, binding on third parties, of the number of directors in office and their presence or representation at the meeting.

7°—For so long as the specific rights attached to the B Share shall remain in effect, in accordance with the provisions of the Safeguard Plan ordered by judgment of the Paris Commercial Tribunal on 15 January 2007 (the Safeguard Plan), a majority of eight board members is necessary for the board of directors to adopt the decisions appearing in article 37-2°.

Article 21—Minutes of meetings

1°—Decisions of the board are recorded in minutes containing the information required in accordance with applicable law and entered in a special register held at the registered office, serial numbered and initialed either by a judge of the Commercial Tribunal or a judge of the first instance court or by the Mayor of the local Commune or by the deputy mayor, in the normal form and without costs.

However, the minutes may be drawn up on loose sheets of paper with unbroken numbering and initialed under the conditions provided in the previous paragraph and bearing the official seal of the authority initialing the minutes. As soon as the sheet has been filled, even partially, it must be joined to all sheets used previously. Any additions, deletions, substitutions or inversion of the sheets is prohibited.

2°—The minutes of each board meeting shall be signed by the chairman of the meeting and by at least one director. If the chairman of the meeting is prevented from signing, it shall be signed by at least two directors. The minutes of each meeting shall be provided for information and comments to each director prior to signing of the minutes by the chairman.

3°—Copies or extracts of the board minutes shall be valid if certified by the chairman of the board of directors, the chief executive officer, a deputy chief executive officer, the director temporarily appointed to replace the chairman, the secretary or any manager with signing authority for this purpose.

If the Company is in liquidation, copies or extracts of board minutes are valid if certified by one liquidator.

Article 22—Powers of the board of directors

1°—The Board of Directors is responsible for the strategic planning of the Company's business and supervises its implementation. Subject to the powers expressly conferred on shareholders in general meetings, and within the limits of its corporate objects, it deals with all matters relating to the proper functioning of the Company and governs by its decisions all matters concerning the Company. The board of directors deliberates in particular on the decisions falling under article 37-2°.

2°—In its relations with third parties, the Company is bound even by acts of the board of directors which do not form part of its corporate objects, unless it can prove that the third-party knew that the act was beyond its corporate objects, or should have been aware in the circumstances. Publication of the by-laws is not of itself sufficient to constitute such proof.

3°—The board of directors shall carry out such controls and verifications as it deems appropriate. Each director shall receive all information necessary for him to perform his duties and may demand copies of all documents he considers useful.

4°—The board of directors may decide to create committees responsible for examining issues which the board or the chairman submits to it for its opinion. The board of directors shall determine the composition and powers of such committees which shall conduct their business under the responsibility of the board and, if applicable, the board shall determine the remuneration of committee members.

5°—The board of directors sets the annual performance targets of the chairman, the finance director and operations director.

6°—The board of directors decides or authorises the issue of bonds under the conditions of article L. 228-40 of the French Commercial Code, unless the shareholders' general meeting decides to exercise this power.

Article 23—General Management-Delegation of powers

1°—The general management of the Company is conducted either by the chairman of the board of directors or by another natural person appointed by the board of directors having the title of chief executive officer.

The board of directors shall decide between the two modes of general management referred to above at the same time that it appoints the chairman. The decision of the board of directors relating to the type of general management shall be taken by majority vote of the directors present or represented.

Shareholders and third parties shall be informed of the decision in accordance with applicable regulations.

When the Company's general management is conducted by the chairman of the board of directors, the provisions of this Article relating to the chief executive officer shall apply to the chairman of the board of directors.

The board of directors determines the term of office of the chief executive officer which may not, if the chief executive officer is also a director, exceed the term of his office as director.

2°—The chief executive officer is invested with the widest powers to act in all circumstances in the name of the Company. He exercises his powers within the limits of the corporate objects and subject to the powers which are expressly attributed by law to the shareholders in general meeting or to the board of directors.

The chief executive officer represents the Company in its relations with third parties. The Company is bound even by acts of the chief executive officer which do not form part of its corporate objects, unless it can prove that the third-party knew that the act was beyond its corporate objects, or should have been aware in the circumstances. Publication of the by-laws is not of itself sufficient to constitute such proof. The provisions of the by-laws or decisions of the board of directors limiting the powers of the chief executive officer are unenforceable against third parties.

3°—The board of directors may, on a proposal of the chief executive officer, appoint one or more natural persons with responsibility for assisting the chief executive officer and having the title of deputy chief executive officer.

The maximum number of deputy chief executive officers may not exceed three.

The board of directors shall, in agreement with the chief executive officer, determine the extent and term of the powers conferred on deputy chief executive officers.

However, as regards third parties, the deputy chief executive officers shall have the same powers as the chief executive officer.

4°—No person may be appointed chief executive officer or deputy chief executive officer if he is over 65 years old. Furthermore if the chief executive officer or deputy chief executive officer in office reaches this age limit he shall be deemed automatically to resign.

The chief executive officer's appointment may be dismissed at any time by the board of directors. The same shall apply, if proposed by the chief executive officer, to deputy chief executive officers. If the revocation is decided without just cause, a claim may arise for damages, unless the chief executive officer is also chairman of the board of directors.

If the chief executive officer ceases or is prevented from performing his duties, the deputy chief executive officers shall, unless decided otherwise by the board of directors, conserve their powers and duties until the appointment of a new chief executive officer.

The board of directors shall, in agreement with the chief executive officer, determine the extent of the powers conferred on the deputy chief executive officers, provided that, with respect to third parties, the deputy chief executive officers have the same powers as the chief executive officer.

5°—The remuneration of the chief executive officer and that of the deputy chief executive officers shall be determined by the board of directors.

6°—Company documents shall be signed by the chief executive officer, a deputy chief executive officer or by any representative authorised for this purpose.

Article 24—Remuneration of directors, the chairman, chief executive officers, deputy chief executive officers and representatives of the board of directors

1°—Independently of any exceptional remuneration that may be allocated either for employee functions or special missions or mandates, directors' fees are allocated to all directors in a fixed annual amount, in respect of which the cumulative annual total for all directors shall not exceed the sum of €750,000, which is applied against operating expenses and remains in place until decided otherwise. The board of directors divides this remuneration amongst its members.

2°—In addition to the directors' fees referred to above, the board of directors decides the remuneration of the chairman, the chief executive officers and the deputy chief executive officers.

3°—The board of directors may delegate to representatives, whether or not directors, such temporary or permanent missions as it may determine, delegate the relevant powers and allocate such remuneration as it deems suitable.

Other than as provided in the above paragraphs, the directors may not be paid any other remuneration by the Company, whether or not on a permanent basis, unless they have entered into an employment contract with the Company in accordance with the terms authorised by law.

As from the date of admission of the Company's shares to trading on a regulated market, and in accordance with article L. 225-42-1 of the French Commercial Code, commitments made to the chairmen, chief executive officers or deputy chief executive officers by the Company itself or by any company controlled by, or which controls, the Company, within the meaning of II and III of article L. 233-16 of the French Commercial Code, and relating to items of remuneration, indemnities or benefits owed to, or capable of being owed, due to the cessation of or a change in such person's duties or after such duties terminate, shall also be subject to the same procedure referred to in Article 25 below.

Article 25—Agreements between the Company and its directors, chief executive officers or shareholders

1°—Any agreement, whether directly with such person or through the intermediary of a third party, between the Company, its chief executive officer, any of its deputy chief executive officers, any of its directors, or shareholders holding more than 10% of the voting rights in the Company or, if the shareholder is a company, the controlling company within the meaning of article L. 233-3 of the French Commercial Code, must obtain the prior authorisation of the board of directors and approval of the ordinary general meeting in accordance with applicable laws and regulations.

The same applies to agreements in which any of the persons referred to in the previous paragraph is indirectly interested.

2°—Also subject to prior authorisation are all agreements entered into between the Company and any business, if the chief executive officer, any of the deputy chief executive officers or any director of the Company is owner, partner with unlimited liability, manager, director, member of the supervisory board or more generally manager of such business.

The interested party is obliged to inform the board of directors as soon as he is aware of any agreement requiring authorisation. He may not take part in any vote on the requested authorisation.

Such agreements shall be authorised subject to and in accordance with the law.

3°—The above provisions shall not apply to agreements relating to the normal conduct of the Company's business entered into on an arm's-length basis. However, such agreements, unless they are not material for any of the parties due to their subject matter or financial implications, shall be communicated by the interested party to the chairman of the board of directors. The list and subject matter of such agreements shall be communicated by the chairman to the members of the board of directors and statutory auditors at the latest on the day of the board meeting closing the accounts for the financial year just ended.

4°—The chairman of the board of directors shall give notice of any authorised agreements to the statutory auditors within one month as from the signing date of such agreements and shall submit such agreements to the approval of the shareholders general meeting.

If such an agreement which has been entered into and authorised in a previous financial period, continues to be performed during the latest financial year, the statutory auditors must be informed within a period of one month as from the closing of the financial year.

5°—It is prohibited, and the related contract will be null and void, for directors other than legal entity directors to enter into a contract, in whatever form, for a loan from the Company, to be granted an overdraft, whether on current account or otherwise, or to be guaranteed or endorsed by the Company in respect of their obligations to third parties. The same prohibition applies to the chief executive officer, the deputy chief executive officers and standing representatives of legal entity directors. Such prohibition also applies to spouses, parents, grandparents and descendants of the persons referred to in this paragraph and any third person intermediary.

SECTION IV—CONTROLS

Article 26—Statutory auditors

The Company is controlled by one or more titular Statutory Auditors, appointed and performing their duties in accordance with the law.

One or more alternate Statutory Auditors which shall replace the titular Statutory Auditors in the cases provided by applicable laws and regulations are appointed at the same time as the titular Statutory Auditors and for the same period.

SECTION V—GENERAL MEETINGS

Article 27—General rules

1°—Collective decisions of shareholders are taken in general meetings, which are either ordinary, extraordinary or special, depending on the nature of the decision to be taken.

The annual ordinary general meeting must be held within six months of the closing of each financial year, unless such period is extended by court order.

Holders of shares of a particular category may hold special general meetings to vote on any modification to the rights of the shares of such category. Such general meetings are convened and deliberate under the same conditions as extraordinary general meetings.

Decisions of general meetings are binding on all shareholders.

2°—General meetings are convened by the board of directors. Failing which, they may also be convened by the statutory auditors or, at the request of any interested party in the event of an emergency, by a court appointed representative or by one or more shareholders holding at least 5% of the share capital or by the liquidators. As from admission of the Company's shares to trading on a regulated market, general meetings may also be convened by a group of shareholders fulfilling the requirements set forth in article L. 225-120 of the French Commercial Code.

General meetings are held at the registered office or at any other place indicated in the notice of the meeting.

General meetings shall be convened at least 15 days in advance by simple letter, or, at the request and expense of the shareholders, by registered letter or even, if applicable, by electronic means of telecommunication under and in accordance with the provisions of article 120-1 of the decree dated 23 March1967.

As from the date of admission of the Company's shares to trading on a regulated market, and except as otherwise provided by laws and regulations, general meetings shall be convened at least 15 days in advance by notice published in a legal announcements newspaper in the place of the registered office of the Company and in addition in the Bulletin des Annonces Légales Obligatoires. Holders of registered shares shall be convened by simple letter, or, at their request and expense, by registered letter or even, if applicable, by electronic means of telecommunication under and in accordance with the provisions of article 120-1 of the decree dated 23 March1967.

Subject to exceptions provided by laws and regulations, if the shareholders' general meeting has not been able to deliberate due to the lack of quorum, a second general meeting and, if applicable, a deferred second general meeting shall be convened at least six days prior to the date of the meeting in the same manner as the first general meeting. If the meeting is adjourned by court order, the judge may set a different extended period.

3°—The notice convening the meeting must include the various items required by laws and regulations and in particular the agenda for the meeting.

The agenda for general meetings is set by the author of the convocation notice.

One or more shareholders and, if applicable, the works council have the right to request inclusion of draft resolutions on the agenda for general meetings under and in accordance with applicable laws and regulations.

The general meeting may not deliberate on issues that are not included on the agenda. It may nevertheless in all circumstances dismiss the appointments of and replace one or more directors.

4°—All shareholders may attend general meetings either in person or by proxy, whatever the number of shares he owns, on providing evidence of his identity and title to his shares, in the form of an entry of his name in the registered share accounts held by the Company on the third business day preceding the meeting at midnight, Paris time.

As from the date of admission of the Company's shares to trading on a regulated market, all shareholders may attend general meetings either in person or by proxy, whatever the number of shares he owns, on providing evidence of his identity and title to his shares, by book entry of his shares in the name of the shareholder or the intermediary registered on his behalf pursuant to the seventh paragraph of article L. 228-1 of the French Commercial Code by midnight, Paris time, on the third business day prior to the meeting, either in the registered shares account held by the Company or in the bearer shares account held by the authorised intermediary in accordance with the provisions of article 136 of the decree dated 23 March 1967.

Shareholders may only be represented by their spouse or by another shareholder. For this purpose the proxy must prove his authority in accordance with article L. 225-106 of the French Commercial Code. However, as from the date of admission of the Company's shares to trading on a regulated market, owners of shares referred to in the 3rd paragraph of article L. 228-1 of the French Commercial Code may be represented by a registered intermediary under the conditions provided in article L.228-3-2 of the French Commercial Code.

Legal representatives of shareholders lacking legal capacity and natural persons representing legal entity shareholders may participate in general meetings, whether or not they are shareholders.

Authority to act as a proxy may be given for one meeting only and on the agenda for such meeting. The authorisation must specify the agenda for the meeting for which it is granted, and contain the necessary information to identify the shares. Authority may however be given for two meetings, one ordinary and the other extraordinary, held on the same day or within a period of fifteen days.

The authority given for one meeting shall be valid for all successive meetings convened on the same agenda. The proxy named in person on the proxy form may not substitute any other person.

All documents listed in applicable law and regulations must be attached to all proxy forms sent to shareholders.

The proxy form must be signed by the shareholder being represented and give details of the name, the first name by which he is known, and his address, the number of shares he owns and the number of votes attached to such shares. Only proxy forms which have been received two days prior to the meeting are taken account of by the Company.

The intermediary referred to in article L. 228-1 of the French Commercial Code may, pursuant to a securities management general mandate, transmit, for the purposes of a general meeting, votes or powers of attorney on behalf of an owner of shares as defined in article L. 228-1 of the French Commercial Code.

All shareholders may vote by postal ballot under the conditions and within the time limits provided by law using a form prepared by the Company and sent to shareholders requesting the same and provided such forms reach the Company two days prior to the general meeting.

All shareholders may also, if the board so decides at the time the meeting is convened, participate and vote at general meetings by video conference or any other electronic means of communication in accordance with the provisions of applicable law and regulations. For the purposes of calculating quorum and majority, shareholders participating in the meeting by video conference or another form of electronic means of communication enabling them to be identified, of a kind and subject to the conditions set forth in applicable law and regulations, are deemed to be present.

4°—Shareholders' general meetings are chaired by the chairman of the board of directors or, in his absence, by the most senior director present at the meeting. If the meeting has been convened by the statutory auditors, by a court appointed representative or by a liquidator, the general meeting shall be chaired by the person, or one of those persons, who convened the meeting.

The two members of the general meeting with the largest number of votes and accepting the position act against scrutineers.

The bureau appoints a secretary who may be chosen from outside the shareholders.

5°—An attendance sheet is kept in accordance with the provisions of laws and regulations.

The attendance sheet, once duly signed by the shareholders who are present and any proxies, is certified true and accurate by the bureau.

6°—A secret ballot may be held if requested by the bureau or by members of the general meeting representing more than half of the share capital represented at such meeting.

7°—At all general meetings, the quorum is calculated on the basis of all the shares forming the share capital, less any shares deprived of voting rights pursuant to the provisions of law and regulation.

8°—Each member of the general meeting has as many votes as the number of shares in the Company he owns or represents, both in his own name and as proxy without limitation.

9°—Deliberations of general meetings are recorded in minutes containing the required information and signed by the members of the bureau.

Copies or extracts of the minutes may validly be certified either by the chairman of the board of directors or a director acting as chief executive officer or by the secretary of the meeting. In the event of a winding up, they may validly be certified by the liquidator.

10°—All shareholders have the right to obtain such documents as are necessary to enable them to vote in full knowledge of the facts on the management and running of the Company.

Article 28—Ordinary General Meetings

1°—The ordinary general meeting hears the reports given by the board of directors, the chairman and the statutory auditors; it deliberates and votes on all matters relating to the annual accounts and consolidated accounts for the financial year just ended; it appoints, replaces, and re-elects members of the board of directors and the statutory auditors, ratifies provisional appointments by the board to the board of directors, sets the amount of the directors' fees for the board of directors and, more generally, has the sovereign right to deliberate and vote on all matters concerning the Company which are not within the powers of the extraordinary general meeting.

2°—The annual ordinary general meeting voting on the accounts for the financial year just ended has the option to grant each shareholder, with respect to all or part of the declared dividend, the option to receive payment of such dividend in cash or in shares.

3°—The ordinary general meeting may not validly deliberate unless all shareholders present, represented or voting by postal ballot or electronic means of telecommunication, hold at least, on first convocation, one fifth of the voting shares. On second convocation, no quorum is required.

4°—Decisions are taken by a majority vote of all shareholders present or represented, including shareholders who have voted by postal ballot or by electronic means of telecommunication in accordance with the provisions of laws and regulations.

Article 29—Extraordinary General Meetings

1°—Only the extraordinary general meeting is authorised to amend all provisions of the by-laws. However it may not increase the commitments of shareholders, other than as a result of a duly implemented consolidation of shares, or change the nationality of the Company, except as permitted by law.

Subject as provided above, it may in particular, but without limitation, increase or reduce the share capital, change the corporate objects, change the company name, extend the term of incorporation of the Company or decide to wind it up early, or transform the Company into any other form of company.

2°—The extraordinary general meeting may not validly deliberate unless all shareholders present, represented or voting by postal ballot or electronic means of telecommunication, hold at least, on first convocation, one quarter of the voting shares, and, on second convocation, one fifth of the voting shares. If this second quorum is not achieved, the second meeting may be postponed to a date no later than two (2) months after the date for which it was previously convened.

3°—Decisions are taken by a two thirds majority vote of the shareholders present or represented, including shareholders who have voted by postal ballot or by electronic means of telecommunication in accordance with the provisions of laws and regulations.

4°—As an exception to the above provisions, the rules for quorum and majority applicable to ordinary general meetings shall apply to any decision by the extraordinary general meeting to increase the share capital by incorporation of reserves, profits or issue premiums.

SECTION VI—INVENTORY—PROFITS—RESERVES

Article 30—Annual accounts

1°—The Company shall have financial periods of one year commencing on 1 January and ending on 31 December.

2°—At the end of each financial year, the board of directors shall, in accordance with applicable laws and regulations, prepare an inventory of the Company's assets and liabilities, a balance sheet and profit and loss account and notes to the accounts. It shall also prepare consolidated accounts.

3°—The balance sheet, profit and loss account and notes to the accounts for each financial year shall be prepared in the same form and using the same valuation methods as for previous years. Subject to any exceptional changes in the situation of the Company, the valuation methods may not be changed from one financial year to the next. If such exceptional circumstances occur, any changes must be described and explained in the notes to the accounts. They must also be mentioned in the management report and in the report of the statutory auditors.

The board of directors shall prepare the management report in accordance with applicable laws and regulations.

4°—Even where no or insufficient profit has been made, the required depreciations and provisions must be made so that the annual accounts will be in order and give a true and fair view of the assets and liabilities, financial situation and results of the business. The amount of guaranteed, endorsed or secured commitments is mentioned after the balance sheet.

5 °—Two copies of the annual accounts for the financial year just ended must be filed with the registrar of the Commercial Tribunal within one month following their approval by the general meeting with all documents required by law. If the approval is not given, a copy of the minutes of the general meeting must be filed within one month of the date of the general meeting.

Article 31—Allocation and distribution of profits

1°—The profit and loss account, which recapitulates the income and expenses of the financial year, shows by difference, after deduction of depreciation and provisions, the profits for the year.

2°—From the profits of the financial year, less prior losses, if any, five per cent at least is deducted initially to constitute the reserve fund required by law; this deduction is no longer compulsory when the reserve fund reaches an amount equal to one tenth of the share capital; it becomes compulsory again if, for any reason, the reserve falls below one tenth of the share capital.

3°—The distributable profits are constituted by the profits of the financial year, less prior losses, less amounts applied to the reserve fund in accordance with the law or the by-laws, plus any profits carried forward. The shareholders' general meeting decides whether to post them to one or more reserves items and how they shall be applied or employed, or to carry them forward or distribute them.

The profits are distributed amongst shareholders in proportion to the number of shares each shareholder owns. The shareholders' general meeting may decide to distribute amounts taken from available reserves, specifying from which reserves items such amounts shall be taken. However, dividends shall be distributed in priority from the profits of the financial year.

Except in the case of a share capital reduction, no distribution may be made to shareholders if shareholders' equity is, or following such distribution will be, less than the amount of the share capital increased by the amount of reserves that the law or the by-laws do not permit to be distributed. Revaluation adjustment is not distributable. It may be incorporated in whole or in part into the share capital.

However, after deduction of the amounts applied to the legal reserve fund, the shareholders' general meeting may deduct any sums it deems appropriate for allocation to any optional, ordinary or extraordinary reserve fund or to be carried forward.

4°—Where a balance sheet prepared during or at the end of a financial year and certified by the statutory auditors, shows that the Company, since the end of the preceding financial year after the necessary appropriations to depreciation and provisions and deduction of prior losses, if any, and amounts applied to the reserve fund pursuant to the law or the by-laws, has made a profit, interim dividends may be distributed prior to approval of the accounts for the financial year. The amount of such interim dividends may not exceed the amount of the profit as defined above.

5°—The terms for payment of dividends in cash are determined by the shareholders general meeting or, failing which, by the board of directors.

Payment of dividends in cash must take place within a maximum period of nine months following the end of the financial year, unless extended by authorisation of the court.

Shareholders may not be asked to reimburse a dividend unless the distribution was made in violation of the law and the Company proves that the beneficiaries were aware of the irregular nature of the distribution at the time it was made, or could not have been unaware in the circumstances. If applicable, the prescription period for bringing an action in repayment of a dividend is three years as from the date of payment of such dividends.

Dividends that have not been claimed within five years of being declared for payment shall lapse.

6°—Losses, if any, shall, after approval of the accounts by the shareholders general meeting, be carried forward and applied against future profits until extinguished.

Article 32—Transformation

The Company may be transformed into another form of company in accordance with applicable laws and regulations.

SECTION VII—PROLONGATION—WINDING-UP LIQUIDATION

Article 33—Prolongation

1°—At least one year prior to the expiry date of the Company, the board of directors must convene an extraordinary general meeting to vote on prolonging the life of the Company.

2°—Failing the above, any shareholder may request the court to appoint a representative to convene a general meeting, 15 days after sending a formal demand to the chairman of the board of directors by registered letter with a request for acknowledgement of receipt, which has not been satisfied.

Article 34—Winding-up

1°—The extraordinary general meeting may, at any time, decide to wind-up the Company.

2°—If, due to losses shown in the accounts of the Company, the Company's shareholders' equity falls below one half of the share capital, the board of directors is obliged, within four months following approval of the accounts which showed such losses, to convene an extraordinary general meeting for the purpose of deciding whether to wind-up the Company early.

If the general meeting does not decide to wind up the Company, the share capital must, subject to the legal rules relating to minimum share capital in limited companies, and within the legal time limit, be reduced by an amount equal to the losses which have not been able to be applied to reserves, if within such period shareholders' equity has not been restored to at least one half of the share capital.

In all cases, the shareholders' decision in general meeting must be published in accordance with the laws and regulations.

If these provisions are not complied with, any interested party may petition the court to wind-up the Company. The same applies if the general meeting has not been able to validly deliberate.

However, the Tribunal may not order the winding up of the Company if, by the date of its decision, the situation has been put in order.

Article 35—Liquidation

1°—When the Company expires, or in the event of early winding-up for whatever reason, the Company shall immediately be in liquidation and the words "company in liquidation" must appear after the company name.

These words, together with the name of the liquidator(s), shall appear on all documents and instruments emanating from the Company and destined for third parties.

The Company's legal personality continues for the purposes of the liquidation until it is closed.

Subject to compliance with mandatory applicable laws, the following rules shall apply to the liquidation of the Company, with the proviso that articles L. 237-14 to L. 237-31 of the French Commercial Code shall not apply.

2°—The shareholders in ordinary general meeting shall appoint one or more liquidators, from amongst or outside their number, and shall determine their duties and remuneration.

Such appointment shall bring to an end the duties and responsibilities of the directors and statutory auditors.

The ordinary general meeting may always dismiss or replace the liquidators and extend or limit their powers.

Unless provided otherwise, the liquidators' mandate shall last until the liquidation is closed.

The ordinary general meeting may always dismiss or replace the liquidators and extend or limit their powers.

The ordinary general meeting may also appoint controllers whose duties and remuneration it shall determine.

3°—The liquidators shall, acting together or individually, have the widest powers for the purpose of realising the assets of the Company and extinguishing its debts, at such prices and under such terms and conditions as it shall notify.

However, unless the unanimous consent of the shareholders is obtained, the disposal of all or part of the assets of the Company in liquidation to any person having acted in the Company in the capacity of or held the position of partner in name, general partner, manager, director, chief executive officer, member of the supervisory board, member of the executive board, statutory auditor or controller, may not take place unless authorised by the commercial tribunal, with the liquidators and any controllers having been duly heard. Furthermore sale of all or part of the assets of the Company in liquidation to the liquidator or its employees, spouse, parents, grandparents or descendants is prohibited.

Finally, sale of the whole of the assets of the Company or transfer of the assets to another company, for example by merger, must be authorised by the extraordinary general meeting.

During the liquidation, the liquidator(s) may proceed with distributions of interim dividends and, at the end of the liquidation, distribution of the available balance without any public notice formalities or deposit of funds.

Unclaimed amounts payable to shareholders or creditors shall be paid to the Caisse des Dépôts et Consignation within one year of the close of the liquidation.

The liquidator(s) shall, together or individually, be entitled to represent the Company as regards third parties, in particular public and private administrations and to bring legal proceedings before any courts both as plaintiff and defendant.

4°—During the course of the liquidation, general meetings shall be held as often as the interests of the Company require but there shall be no obligation to comply with the provisions of articles L. 237-23 et seq. of the French Commercial Code.

General meetings may validly be convened by the liquidator or by shareholders representing at least 1/10 of the share capital.

General meetings shall be chaired by one of the liquidators or, in his absence, by the shareholder with the largest number of votes. They shall deliberate under the same conditions for quorum and majority as prior to the liquidation.

5°—At the end of the liquidation, the shareholders in ordinary general meeting shall vote on the final liquidation account, full and final discharge of the liquidators and termination of their mandate.

They acknowledge, under the same conditions, the end of the liquidation.

If the liquidators fail to convene a general meeting, the president of the commercial tribunal may, by order in chambers, at the request of any shareholder, appoint a representative to convene a general meeting.

If the general meeting to close the liquidation cannot deliberate or if it refuses to approve the liquidation accounts, a decision shall be pronounced by the commercial Tribunal at the request of the liquidator or any interested party.

6°—The net assets, after repayment of the nominal amount of the shares, shall be split equally between all the shares.

When the share capital is repaid, the burden of all taxes which the Company is obliged to withhold at source shall be split without distinction, uniformly amongst all the shares in proportion to the amount of share capital repaid with respect to each share and ignoring any different dates of issue or origin of the shares.

SECTION VIII—DISPUTES

Article 36—Disputes

All disputes arising during the life of the Company or during its liquidation, either between the shareholders, or between the Company and the shareholders themselves, in relation to the interpretation or execution of these by-laws and more generally in relation to the Company's business, shall be subject to the jurisdiction of the competent Courts in accordance with normal principles of law.

SECTION IX—temporary provisions under the safeguard plan

Article 37—The B Share

1°—Reinforced specific rights to information

In accordance with the terms of the Safeguard Plan as defined below, a committee has been formed (the B Share Committee) comprising five representatives all appointed by the holder of the B Share, on which the Chairman of the board of directors of the Company has a permanent seat. Depending on the subjects on the agenda of B Share Committee meetings, any other employee called upon request of the Chairman of the board of directors of the Company may participate in B Share Committee meetings. It is provided that the B Share Committee is not a committee of the board of directors of the Company within the meaning of Article 22-4° below.

The functions of the B Share Committee are as follows:

—to assist ENHC in exercising its powers of decision as provided in paragraph 2° below;

—to analyse the information contained in the documents delivered to it;

—to examine and discuss the documents delivered to it with the Chairman of the board of directors of the Company (and any other employee summoned at the request of the Chairman of the board of directors of the Company);

—to oversee implementation of the June 2005 five year business plan (the Business Plan) and the performance of the Company and in general the Eurotunnel group; and

—to examine proposals for modification of the Business Plan and the budget.

The B Share Committee shall meet on a monthly basis. The meetings shall be held, unless otherwise decided by its members, in English.

A set of English language documents extracted from the documents and data existing within the Eurotunnel group and covering either the consolidated group or the Company, Eurotunnel S.A., Eurotunnel Plc and all their principal subsidiaries (the Documentary Information), shall be provided by the Company to the members of the B Share Committee. The Documentary Information shall be provided on a strictly confidential basis and must be treated as such by its recipients, in particular with regard to applicable laws and regulations. The B Share Committee may, provided such request is reasonable, request to meet key managers. The B Share Committee may also request access to other documents relating to the Documentary Information.

The Documentary Information shall cover the following matters:

—the consolidated accounts including an income statement, balance sheet and cash flow statement prepared in accordance with applicable accounting standards, and an explanation of any variations compared to the budget and a breakdown of the key balances;

—the principal consolidated monthly operational performance indicators ("KPI") (including notably reports on customer service, asset quality, punctuality, etc.);

—a quarterly statement of commercial and operational prospects, including earnings, costs, assets (for example, yield strategy, business development, headcount, etc.);

—a six monthly report confirming compliance with contractual obligations undertaken under its financing arrangements;

—the audited consolidated financial statements prepared in accordance with generally accepted accounting principles within 120 days of the end of the financial year, together with the related reports of the statutory auditors of the Company;

—the consolidated six-monthly financial statements prepared in accordance with generally accepted accounting principles within 90 days of the end of the first semester; and

—the annual report on internal controls.

2°—Specific powers of decision

For so long as the specific rights attached to the B Share shall continue to have effect, in accordance with the provisions of the Safeguard Plan, a qualified majority of eight members of the board of directors of the Company shall be necessary to adopt the following decisions:

—a material change in the Business Plan, i.e. any decision to change the Business Plan that would entail a reduction of more than the equivalent in euros of £10 million of the EBITDA of the Company on an annual basis;

—a change in dividend distribution policy (which involves distributing the maximum amount of available cash to shareholders after redemption in full for shares of the bonds redeemable for A Shares issued by Eurotunnel Group UK plc (the NRS), subject to compliance with the financial covenants (the "covenants"), the minimum working capital requirements and applicable law) or payment of a dividend in circumstances that would be manifestly contrary to such policy;

—any change in the economic terms of the Railway Usage Contract or in the concession agreement other than in the normal course of business or in accordance with usual practice (with the exception of any change which may give rise to exercise of the share subscription warrants (the Warrants) to be issued by the Company in accordance with the Safeguard Plan;

—a disposal or acquisition of assets by an entity in the Eurotunnel group for an amount exceeding the equivalent in euros of £20 million or any series of related transactions for a total cumulative amount exceeding such amount;

—any change to a material financing contract, or entering into any material new financing agreement (other than the contracts referred to in the Safeguard Plan, the contracts relating to the additional financing of £225 million authorised under the terms of the Safeguard Plan in addition to the existing senior debt) or voluntary pre-payment of any debt by any member of the Eurotunnel group, which in each case would be likely to (i) result in an increase in the overall debt level of Eurotunnel group, (ii) result in an increase in the total all-inclusive annual cost of debt to Eurotunnel group (taking into account any early redemption penalty or other prepayment premium) or (iii) have an adverse effect on the business or results of the Eurotunnel group taken as a whole or be on terms that are more onerous for Eurotunnel group;

—a change in the principal asset security granted by any entity of Eurotunnel group to senior lenders other than in connection with the granting of the additional financing of £225 million authorised under the terms of the Safeguard Plan in addition to the existing senior debt;

—a tender offer by any entity in the Eurotunnel group for a third-party entity involving a financial commitment of greater than £20 million or a merger or demerger outside Eurotunnel group having an impact of more than the equivalent in euros of £20 million on the enterprise value of the Company;

—the appointment of the Chairman of the board of directors;

—a proposal for an amendment to the by-laws of the Company entailing a change in the number of directors, a variation or removal of the rights attached to the B Share, or changes to the share capital structure including the issue of shares, bonds (other than redemption of the NRS for shares and the issue of shares resulting from the exercise of the Warrants in accordance with the Safeguard Plan) or equity linked securities;

—the appointment of new statutory auditors that are not an internationally recognized audit firm;

—a decision to transfer tax losses outside Eurotunnel group or to make transactions outside the normal course of business solely to utilise tax losses in amount exceeding €5 million;

—a settlement of litigation by any member of the Eurotunnel group that would result in a payment for that member in amount exceeding the euro equivalent of £10 million (with the exception of settlement of litigation that could give rise to exercise of the Warrants to be issued by the Company pursuant to the Safeguard Plan), or a decision to bring a claim against a governmental entity for an amount exceeding the euro equivalent of £5 million (with the exception of litigation that could give rise to exercise of the Warrants to be issued by the Company pursuant to the Safeguard Plan);

—a decision relating to the winding-up, reorganisation or restructuring of any Eurotunnel group company, [so far as a licensed insolvency practitioner has advised the Company that it is necessary to wind up or restructure that company for legal reasons;

—a decision to make material changes to the accounting methods and practices of the Company or any Eurotunnel group entity, other than pursuant to a change in law or regulation or as specifically requested by the statutory auditors of the Company or any subsidiary thereof; and

—any decision relating to a change to the by-laws of Eurotunnel Group UK plc.

On the other hand, the B Share shall not confer on its holder any right to vote in general meetings.

Article 38—Termination of reinforced specific rights to information and decision making powers attached to the B Share

The specific rights attached to the B Share, which shall be held by the company Eurotunnel NRS Holding Company (ENHC), shall come into effect at the time Eurotunnel Group UK Plc, a subsidiary of the Company, issues the NRS and shall cease to have effect (i) if all of the NRS have been redeemed or (ii) if the initial subscribers of the NRS at any time together hold less than 30% of the initial number of ENHC ordinary shares (less the number of ENHC ordinary shares converted in to deferred shares in the event of (i) redemption of the NRS for shares or (ii) redemption in cash by EGP of certain NRS (the NRS II) or (iii) purchase of NRS by EGP on the market), and if no initial subscriber of NRS, alone, holds more than 20% of the initial number of ENHC ordinary shares (less the number of ENHC ordinary shares converted into deferred shares in the event of (i) redemption of the NRS for shares or (ii) redemption in cash by EGP of the NRS II or (iii) purchase of NRS by EGP on the market).

If the specific rights attached to the B Share, granted on a temporary basis, cease to have effect, the B Share shall automatically become an A Share. The activation and lapsing of the temporary specific rights attached to the B Share shall be approved by the Company's board of directors.